EXHIBIT 99.1

Vertrue Announces Intention to Initiate Dutch Auction Tender Offer to
             Buy up to 500,000 Shares of Its Common Stock

    STAMFORD, Conn.--(BUSINESS WIRE)--Nov. 8, 2004--Vertrue Incorporated (Nasdaq:VTRU), a leading marketing solutions company, announced today that its Board of Directors has authorized a self-tender offer for up to 500,000 shares of its common stock, which represents approximately 5 percent of its outstanding shares. The tender offer will be in the form of a "modified Dutch auction tender offer" in which stockholders will be given the opportunity to sell part or all of their shares to the Company at a price of not less than $30.00 per share and not more than $35.00 per share. This price range represents a 5.9 percent discount to a 9.8 percent premium when compared to the November 5, 2004 closing price of $31.874 per share. Based upon the minimum and maximum offering prices specified in the offer, the aggregate purchase price, if 500,000 shares are purchased, would range from $15.0 million to $17.5 million.
    Under the procedures for a modified Dutch auction tender offer, stockholders may offer to sell all or a portion of the shares they own at a price not more than the maximum price ($35.00) nor less than the minimum price ($30.00) specified in the offer. Upon the expiration of the offer, the Company will select the lowest purchase price that will allow it to buy 500,000 shares. If the number of shares tendered is greater than the number sought, purchases will be made on a pro rata basis from stockholders tendering at or below the purchase price. All shares purchased by the Company will be purchased at the same price, even if stockholders have selected a lower price; however, the Company will not purchase any shares above the determined purchase price.
    Gary Johnson, President and CEO, stated, "We believe that the tender offer is a prudent use of our financial resources given our business profile, assets, recent trading volume and current market price, and that investing in our own shares is an attractive use of capital and an efficient means to provide value to our stockholders. The tender offer also will provide increased liquidity to holders of shares and the opportunity for holders to sell shares without the usual transaction costs associated with open market sales."
    The Altman Group, Inc. will act as the information agent, and American Stock Transfer and Trust Company will be the depositary for the shares tendered. Questions to or requests for assistance may be directed to The Altman Group, toll-free at (800) 780-7314.
    This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of the Company's common stock. The tender offer is being made only pursuant to the offer to purchase and the related materials that the Company will distribute to its stockholders. Stockholders should read the tender offer statement when it becomes available because it contains important information. Stockholders will be able to obtain a free copy of the tender offer statement at the Securities and Exchange Commission's website at www.sec.gov. Stockholders may also obtain a copy of these documents, without charge, from The Altman Group, the information agent for the tender offer, by calling toll free (800) 780-7314.
    Vertrue's directors, executive officers and Messrs. Thomas Smith, Thomas Tryforos and Scott Vassalluzzo, who collectively comprise Prescott Investors, and are the Company's largest shareholder, have indicated they do not plan to tender any shares pursuant to the tender offer.

    About Vertrue:

    Headquartered in Stamford, Conn., Vertrue Incorporated is a category leader in both membership and loyalty programs, bringing value direct to consumers through an array of benefits in healthcare, discounts, security and personals. With broad online and offline distribution capabilities, Vertrue offers its corporate client partners effective tools to enhance market presence, strengthen customer affinity and generate additional value.

    Any statements herein regarding the business of the Company that are not historical are "forward-looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the Company's future results include general economic and business conditions, the level of demand for the Company's products and services, increased competition and regulatory and legal matters and uncertainties. Additional discussion of these and other factors that could cause actual results to differ from those intended is contained in the Company's most recent Quarterly Reports on Form 10-Q and Annual report on Form 10-K as filed with the SEC.

    CONTACT: Vertrue Incorporated
             James B. Duffy, 203-324-7635